Exhibit 10.3
IDEARC INC. 2008 INCENTIVE COMPENSATION PLAN
2008 LONG-TERM INCENTIVE AWARD AGREEMENT
     AGREEMENT made as of the 30th day of May, 2008, by and between IDEARC INC. (the “Company”) and SCOTT W. KLEIN (the “Participant”).
     1. Award. In accordance with the Idearc Inc. 2008 Incentive Compensation Plan (the “Plan”), the Company has granted a 2008 long-term incentive award (the “Award”) to the Participant consisting of                      performance share units (“PSUs”) with respect to shares of Idearc Inc. common stock (“Shares”), and (b)                      restricted shares of Idearc Inc. common stock (“Restricted Shares”). This Award and the PSUs and Restricted Shares covered by this Award are subject to the terms and conditions of this Agreement and the Plan, a copy of which is has been furnished to the Participant. The Participant is a party to that certain Employment Agreement between the Participant and the Company, dated May                     , 2008 (the “Employment Agreement”). The provisions of the Employment Agreement will govern in the event of any inconsistency with the terms of this Agreement. Capitalized terms used but not defined in this Agreement will have the meanings ascribed to them by the Plan. This award is made in accordance with and in satisfaction of the Company’s obligation under Section 2.4(b) of the Employment Agreement (relating to the 2008 long term incentive award to Mr. Klein).
     2. Performance Share Unit Account. The Company will maintain a bookkeeping account (the “PSU Account”) in the name of the Participant to reflect the PSUs covered by this Agreement. The Participant’s PSU Account will be credited with the number of PSUs initially covered by the Award and will be credited with additional PSUs to reflect dividends, if any, declared and paid on the Company’s Shares, as described in Section 5 below. At the end of the “Performance Period” (described below), the number of PSUs then credited to the Participant’s PSU Account will be adjusted (up or down) to reflect the extent to which the performance objectives described in Exhibit A attached hereto have been achieved. The Participant’s PSU Account will be subject to the vesting and forfeiture conditions set forth in Section 3 below. If and when the Participant’s PSU Account becomes vested, the Participant will receive a distribution of the PSU Account in accordance with Section 5 below, which distribution will consist of a number of Shares equal to the number of the PSUs, if any, then credited to the Participant’s PSU Account (or, at the election of the Committee, cash equal to the value of such number of Shares) in full and final settlement of the PSUs covered by this Award. For the purposes hereof, the term “Performance Period” means the period beginning on March 8, 2008 and ending in 2011 on the 20th New York Stock Exchange trading day following the date the Company releases to the public its annual earnings for the year ending December 31, 2010 or, if earlier, immediately preceding a “Change in Control” (as defined in the Plan).
     3. Vesting Conditions.
     (a) General. The Award will become vested as follows, in each case subject to the Participant’s continuous employment with the Company or any of its subsidiaries (“Idearc”) through the applicable vesting date: (1) the Participant’s PSU Account will vest in full on December 31, 2010, and (2) the Restricted Shares will vest in 50% increments on each of December 31, 2009 and December 31, 2010.

     (b) Forfeiture of Unvested Award. Except as otherwise provided, if the Participant’s employment with Idearc does not continue through December 31, 2010, then, upon the termination of such employment, the Participant will forfeit all right, title and interest in the Participant’s PSU Account and in any then outstanding Restricted Shares. The Participant is the record owner of the Restricted Shares on the Company’s books, subject to the restrictions and conditions set forth in this Agreement. By executing this Agreement, the Participant expressly authorizes the Company to cancel, reacquire, retire or retain, at its election, any Restricted Shares if and when they are forfeited in accordance with this Agreement. The Participant will execute and deliver such other documents and take such other actions, if any, as the Company may reasonably request in order to evidence such action with respect to any Restricted Shares that are forfeited.
          (i) Special Vesting Rules. If, before the Award becomes vested, the Optionee’s employment with Idearc terminates by reason of the Participant’s death, or is terminated by Idearc without Cause or by reason of the Participant’s Disability (as defined in the Employment Agreement), or is terminated by the Participant for Good Reason pursuant to the Employment Agreement, then the Award will thereupon become fully vested; provided, however, that the value of the Participant’s PSU Account will not be determined and the amount thereof (if any) will not be payable until the completion of the Performance Period, and provided further that no such acceleration of vesting will apply unless, as of the time such acceleration would otherwise occur, the Participant has maintained continuous compliance with the restrictive covenants set forth in Section 8 of the Employment Agreement (the “Restrictive Covenants”) and the Participant has executed and delivered to the Company a general release of claims against the Company, its subsidiaries and any of its or their affiliates in the form attached to the Employment Agreement as Exhibit C.
     4. Dividend Equivalents; Voting Rights.
          (a) General. If the Company declares and pays dividends on outstanding Shares, then, on the dividend payment date, the Participant will be credited with dividend equivalent PSUs with respect to the PSUs then credited to the Participant’s PSU Account and dividend equivalent restricted stock units with respect to the Participant’s outstanding Restricted Shares (and dividend equivalent restricted stock units). The number of such dividend equivalent PSUs and restricted stock units will be determined by multiplying the number of PSUs in the Participant’s PSU Account or the number of the Participant’s outstanding Restricted Shares (and dividend equivalent restricted stock units), as the case may be, immediately prior to the dividend payment date by the quotient (rounded to the nearest whole number) of (a) the amount of the dividend payable with respect to one outstanding Share on the dividend payment date, divided by (b) the closing price per Share on the New York Stock Exchange on the dividend payment date (or, if no shares are traded on such date, the closing price per Share on the immediately preceding date on which the Shares are traded). The dividend equivalent restricted stock units will be subject to substantially the same vesting, forfeiture and other terms and conditions applicable to the corresponding Restricted Shares and will be settled in the form of an equivalent number of Shares (or, at the election of the Committee, cash equal to the value of such Shares) if and when the corresponding Restricted Shares become vested. The Participant will be entitled to exercise voting rights with respect to outstanding Restricted Shares held under this Agreement, and will have no voting rights with respect to Shares covered by PSUs and dividend equivalent restricted stock units unless and until vested Shares are issued in settlement of such PSUs and/or stock units.
          (b) Dividend Equivalents Following Termination of Employment. Notwithstanding the foregoing, if the Participant’s employment with Idearc terminates before the Participant is fully vested in the Award and if, as a result of such termination of employment, the Participant’s vested interest in the Award accelerates pursuant to Section 3 above, then the Committee, acting in its discretion, will determine whether and the extent to which the Participant will be credited with dividend equivalent PSUs and/or dividend equivalent restricted stock units pursuant to the preceding subsection, and the Committee’s exercise of this discretion shall be final, conclusive and binding. The Committee may condition continuing dividend equivalent credits following termination of the Participant’s employment upon the Participant’s compliance with the Restrictive Covenants and the Participant’s execution and delivery of the above-referenced general release.
     5. Settlement of Award.
          (a) Settlement of PSU Account. Unless otherwise specified in this Agreement, the Participant’s PSU Account will be settled as soon as practicable (but in no event more than 90 days) after the end of the Performance Period, provided, however, that, if the Performance Period ends by reason of a Change in Control, the Participant’s PSU Account will be settled as soon as practicable (but in no event more than 30 days) after the date the Participant’s PSU Account becomes vested. The Participant’s PSU Account will be settled by the issuance to the Participant of a number of whole Shares equal to the whole number of PSUs credited to the Participant’s PSU Account at the end of the Performance Period, taking into account the adjustments described in Exhibit A. Notwithstanding the foregoing, the Company may settle the Participant’s PSU Account in the form of a cash payment equal to the value of the Shares that would have been issued to the Participant if the Award had been settled in Shares, which payment will be made as soon as practicable after the applicable valuation date designated for this purpose by the Committee. Settlement of the Participant’s PSU Account will be conditioned upon and subject to the satisfaction of applicable withholding taxes and compliance with the Restrictive Covenants.
          (b) Settlement of Restricted Share Award. If, as and when Restricted Shares become vested, and subject to the satisfaction of applicable withholding and other legal requirements, (1) the Restricted Shares will become vested Shares and will no longer be subject to the transfer restrictions and forfeiture conditions contained in this Agreement, and the Company’s books will be updated accordingly, and (2) any dividend equivalent restricted stock units credited to the Participant with respect to such vested Shares will be settled in the form of Shares and/or cash in accordance with Section 4 above.
          (c) Form of Settlement Following a Change in Control. Notwithstanding the foregoing, if a Change in Control (within the meaning of the Plan) occurs, then, immediately prior to the Change in Control, the Shares covered by this Agreement (including Restricted Shares, as well as Shares represented by PSUs and dividend equivalent restricted stock units) will be converted into (1) publicly traded and registered shares of common stock (“exchange stock”) of the acquiring or successor company (or a parent company) having a value equal to the

Change in Control transaction value of the Shares or (2) the right to receive the payment of a like amount in cash, as determined by the Committee prior to the Change in Control. For the purposes of applying the provisions of this Agreement, if, in connection with a Change in Control, the Award is converted into an Award covering shares of exchange stock, the definition of the term “Shares” will be deemed to include such shares of exchange stock.
     6. Assignment; Beneficiary. The Award and the Participant’s rights with respect thereto may not be assigned, pledged or transferred except to the Participant’s beneficiary following the Participant’s death (subject to the terms of this Agreement and the Plan), and any attempted assignment, pledge or transfer in violation of this Agreement or the Plan will be void ab initio and of no force or effect. The Participant may designate a beneficiary by filing a written (or electronic) beneficiary designation form with the Company in a manner prescribed or deemed acceptable for this purpose by the Company’s Executive Vice President — Human Resources and Employee Administration. Each such beneficiary designation will automatically revoke all prior designations by the Participant. If the Participant does not make a valid beneficiary designation under the Plan during the Participant’s lifetime or if no designated beneficiary survives the Participant, the Participant’s beneficiary will be deemed to be the Participant’s surviving spouse or, if none, the Participant’s estate.
     7. No Other Rights Conferred. The grant of the Award under this Agreement shall not be deemed to constitute a contract of employment with the Participant or affect in any way the right of the Company or a subsidiary to terminate the Participant’s employment at any time for any or no reason. Compensation attributable to the Award made under this Agreement shall not be taken into account as compensation for purposes of determining the Participant’s benefits or entitlements under any employee pension, savings, group insurance, severance or other benefit plan or arrangement, unless and except to the extent otherwise specifically provided by such plan or arrangement.
     8. Withholding. The Company’s obligation to make payments or issue or remove restrictions on Shares under this Agreement shall be subject to and conditioned upon the satisfaction by the Participant of applicable tax withholding obligations. The Company and its subsidiaries may require the Participant to remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any payments otherwise owed the Participant (whether or not under this Agreement or the Plan). The Participant expressly elects to authorize the Company to deduct from any compensation or any other payment of any kind due to the Participant, including withholding the issuance of Shares, the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant or vesting of the Shares in whole or in part; provided, however, that the value of the Shares withheld may not exceed the statutory minimum withholding amount required by law.
     9. Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its discretion and such exercise shall be final, conclusive, and binding. The Committee may designate any individual or individuals to perform any of its functions hereunder.

     10. Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company and any beneficiary of the Participant.
     11. Construction. This Agreement is intended to grant the Award, including PSUs, Restricted Shares and, as applicable, dividend equivalent restricted stock units upon the terms and conditions authorized by the Plan. Any provisions of this Agreement that cannot be so administered, interpreted, or construed shall be disregarded. In the event that any provision of this Agreement is held invalid or unenforceable, such provision shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect. In the event that any provision, including any restrictive covenant made as a part of this Agreement, is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.
     12. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws provisions thereof.
     13. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Executive Vice President — Human Resources and Employee Administration of Idearc Inc. at P. O. Box 619810, 2200 West Airfield Dr., D/FW Airport, TX, 75261 and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
     14. Dispute Resolution. Except as otherwise specified herein, all disputes arising under the Plan or this Agreement and all claims in which the Participant seeks damages that relate in any way to the Award or other benefits of the Plan are subject to the dispute resolution procedures described in the Employment Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IDEARC INC.

By:

Participant

EXHIBIT A
ADJUSTMENT OF PSU ACCOUNT
     This Exhibit A is part of and incorporated by reference in the Long-Term Incentive Award Agreement to which this Exhibit A is attached between Idearc Inc. (the “Company”) and the Participant. Except where clearly provided to the contrary, all capitalized terms used in this Exhibit A shall have the definitions given to those terms in the Award Agreement to which this Exhibit A is attached. This Exhibit sets forth the manner in which the number of PSUs credited to the Participant’s PSU Account will be adjusted at the end of the Performance Period.
     1. General. At the end of the Performance Period, the Participant’s PSU Account will be divided into two subaccounts, with 80% of the PSUs then credited to the PSU Account being allocated to subaccount A and the remaining 20% of the PSUs then credited to the PSU Account being allocated to subaccount B. The number of PSUs credited to each subaccount will then be adjusted (up or down) in accordance with the formulae described in subsections (a) and (b) below and the Participant’s PSU Account, as adjusted, will consist of a number of PSUs (not less than zero) equal to the aggregate number of PSUs credited to the two subaccounts (as adjusted). Any fractional PSU in either subaccount will be rounded to the nearest whole number.
          (a) S&P 400 TSR Performance Adjustment. The number of PSUs allocated to subaccount A (the 80% subaccount) will be adjusted by multiplying such number by the S&P adjustment percentage determined under the following table, based upon the “Company TSR” (as defined below) relative to the “S&P 400 TSR” (as defined below) during the Performance Period (with the adjustment percentage being interpolated between points of relative TSR values):

Company TSR Performance Ranking vs. S&P 400	S&P Adjustment Percentage
Below 30th Percentile	0%
30th Percentile	50%
50th Percentile	100%
At or above 80th Percentile	200%
          (b) R.H. Donnelley TSR Performance Adjustment. The number of PSUs allocated to subaccount B (the 20% subaccount) will be adjusted by multiplying such number by the RHD adjustment percentage determined under the following table, based upon the “Company TSR” (as defined below) relative to the “RHD TSR” (as defined below) during the Performance Period (with the adjustment percentage being interpolated between points of relative TSR values):

Company TSR Performance Ranking vs. RHD	RHD Adjustment Percentage
Below 75% of RHD TSR	0%
75% of RHD TSR	50%
100% of RHD TSR	100%
At or above 125% of RHD TSR	200%

If the Company TSR is negative, then (1) if the RHD TSR is positive, the RHD adjustment percentage will be 0%, and (2) if the RHD TSR is negative, the Company performance threshold and RHD adjustment percentages in the above table will be reversed such that, for example, (a) if the Company’s TSR is at or above 125% of the RHD TSR, the RHD adjustment percentage will be zero, and (b) if the Company’s TSR is below 75% of the RHD TSR, the RHD adjustment percentage will be 200%.
     2. Defined Terms. For the purpose of applying the adjustment provisions of this Section 1 above:
          (a) “Company TSR” means the cumulative change (positive or negative) in the value per Share during the Performance Period, with the beginning value being equal to the average closing price per Share on the New York Stock Exchange for the 20 trading days ending March 7, 2008 and the ending value being equal to the average closing price per Share on the New York Stock Exchange for the last 20 trading days of the Performance Period, provided, however, that, if the Performance Period ends by reason of a Change in Control, the ending value for the purpose of determining the Company TSR will be equal to the Change in Control transaction value per Share;
          (b) “RHD TSR” means the cumulative change (positive or negative) in the value per share of common stock of R.H. Donnelley Corp. (“RHD”) during the Performance Period, with the beginning value being equal to the average closing price per share on the New York Stock Exchange for the 20 trading days ending March 7, 2008 and the ending value being equal to the average closing price per share on the New York Stock Exchange for the last 20 trading days of the Performance Period; and
          (c) “S&P 400 TSR” means the cumulative change (positive or negative) in the average per share value of the companies in the Standard & Poor’s Midcap 400 Index (“S&P Midcap 400”) during the Performance Period, as reported by Standard & Poors, with the beginning value being equal to the average closing per share value for the 20 trading days ending March 7, 2008 and the ending value being equal to the average closing per share value for the last 20 trading days of the Performance Period.
     3. Special Rules.
          (a) Dividends. For the purposes of calculating the Company TSR, RHD TSR and S&P 400 TSR, dividends declared and paid during the applicable measurement period shall be deemed to have been reinvested in shares.
          (b) Companies in S&P 400 Index. For the purposes of determining the S&P 400 TSR, the index will include the companies comprising the index at the beginning of the

Performance Period (i.e., additions and removals during the Performance Period will be disregarded), provided, however, that (A) a company will cease to be included in the index if, during the Performance Period, it is acquired by another company that is not within the index or its shares otherwise cease to be traded on an established securities market; (B) if a company in the index at the beginning of the Performance Period is acquired by another company that is also in the index at the beginning of the Performance Period, the TSR of the surviving company will be tracked and measured; and (C) if, during the Performance Period, a company’s equity is eliminated as a result of bankruptcy, the company will be deemed to be the lowest ranking company in the index; and (D) if, during the Performance Period, a company becomes insolvent or commences bankruptcy proceedings and if the company’s equity continues to be traded, it will be included in the index for the entire period.
          (c) Changes at R.H. Donnelley Corp. The RHD TSR adjustment percentage will be 100% if, before the end of the Performance Period, R.H. Donnelley Corp. is acquired by another company, the shares of R.H. Donnelley Corp. cease to be publicly traded on an established securities market, or R.H. Donnelly Corp. becomes insolvent or commences bankruptcy proceedings (or has bankruptcy proceedings commenced against it).
          (d) Adjustment Percentage of Zero. For the avoidance of doubt, the number of PSUs credited to the Participant’s PSU Account as of the end of the Performance Period will be reduced to zero if the S&P 400 TSR adjustment percentage and the RHD TSR adjustment percentage is each zero percent.
          (e) Decisions of Committee. All determinations made by the Committee in connection with the calculation and application of the adjustments prescribed by this Section 3 will be binding and conclusive on all persons.